EXHIBIT 99.1

PRESS RELEASE

905 Southfield Drive
Plainfield, Indiana  46168
July 24, 2007

FOR IMMEDIATE RELEASE

LINCOLN BANCORP ANNOUNCES SECOND QUARTER RESULTS

Lincoln Bancorp (NASDAQGM: LNCB) (the “Company”), the holding company of Lincoln Bank (the “Bank”), announced today that net income for the second quarter ended June 30, 2007 was $803,000, or $.16 for basic and $.15 for diluted earnings per share.  This compared to net income for the second quarter in 2006 of $786,000, or $.16 for basic and $.15 for diluted earnings per share.   As disclosed as part of our financial results for the quarter ended March 31, 2007 the bank began a balance sheet restructuring in late March 2007. This restructuring continues the transformation of the Bank from a traditional thrift to a full service commercial bank. This transformation was initiated in 2004 with the acquisition of First Shares Bancorp followed by our charter conversion to a commercial bank in late 2006.  Losses recognized in the first quarter associated with marking the assets to market when they were identified as held for sale totaled $1.07 million after tax.  Due to market fluctuations the actual loss incurred when these assets were sold in the second quarter was less than the loss estimated at March 31, 2007. This resulted in a positive after-tax effect on our second quarter, ended June 30, 2007 of $164,000 or $.03 for both basic and diluted earnings per share.

Net income for the six-month period ended June 30, 2007 was $378,000 or $.07 for both basic and diluted earnings per share.  As noted above, during the first quarter of 2007, the Bank began a strategy to restructure its balance sheet and, as a result, incurred a first quarter after-tax loss.  The total year-to-date effect of the restructuring was a net loss of $909,000, or $.18 for both basic and diluted earnings per share.

Assets totaled $899.0 million at June 30, 2007, an increase from December 31, 2006 of $15.4 million.  The increase in assets occurred in cash and cash equivalents,  up $11.0 million and investment securities available for sale, up $26.0 million.  Loan growth was experienced in commercial loans, up $32.0 million while all other major categories of loans declined from year end balances.  Residential real estate mortgages declined $52.0 million from a combination of the balance sheet restructuring in the first quarter and the continued sale of the majority of our residential mortgage loan production in the secondary market.   As part of the restructuring, we securitized $37.3 million of residential mortgages and sold the resulting securities.  The majority of this cash was used to purchase securities for our investment portfolio at yields greater than the loans in the restructuring.  A portion of the cash was used to fund commercial loan growth.  Cash flow from these securities will be used to fund future commercial loan growth.

Total deposits were $699.5 million at June 30, 2007, an increase of $43.8 million since December 31, 2006.  Growth occurred in nearly every category of deposits with noninterest-bearing deposits up $7.3 million, interest-bearing demand deposits up $3.2 million, money market deposits up $13.7 million and certificates of deposit, up $27.9 million.  The growth occurred as customers shifted funds into our higher competitively priced money market accounts and shorter term certificate of deposit specials. This resulted in an $8.1 million decline in savings deposits.  Borrowed funds declined by $26.6 million from year end 2006 to $77.1 million at June 30.  The increased deposit growth provided an opportunity to repay some of our Federal Home Loan Bank debt.

Net interest income for the second quarter of 2007 was $5,337,000 compared to $5,727,000 for the same period in 2006.  Net interest margin was 2.57% for the three-month period ended June 30, 2007 compared to 2.81% for the same period in 2006.  The average yield on earning assets increased 21 basis points in the second quarter 2007 compared to the same period in 2006 while the average cost of interest-bearing liabilities increased 48 basis points for the same period.  This decreased the interest rate spread from 2.37% at June 30, 2006 to 2.10% at June 30, 2007, or 27 basis points.

Net interest income year-to-date through June 30, 2007 was $10,697,000 compared to $11,320,000 for the similar period in 2006.  The reduction in net interest income has been the result of lower spreads between the interest earned on interest-earning assets and the interest paid on interest-bearing liabilities as competition continues for deposits and loans.  Maturing low-rate longer term certificates of deposit are shifting to shorter terms with higher rates as a result of the relatively flat interest rate curve.  This has caused a considerable increase in the cost of deposits.  The interest spread for the six month period ended June 30, 2007, declined to 2.12% compared to 2.39% for the same period in 2006.  Net interest margin was 2.58% during the first six month period in 2007 compared to 2.81% during the same period in 2006.

The Bank’s provision for loan losses for the second quarter of 2007 was $100,000 compared to $267,000 for the same period in 2006.  Nonperforming loans to total loans at June 30, 2007 increased slightly to .44% from .38% at December 31, 2006.  Nonperforming assets to total assets were .33% at June 30, 2007 compared to .31% at December 31, 2006.  The allowance for loan losses as a percent of loans was 1.02% at June 30, 2007 and .96% at December 31, 2006.  During the second quarter of 2007, the Bank recognized $83,000 in net charged-off loans compared to $91,000 net charge-offs in the second quarter of 2006.  Year-to-date net charge-offs for 2007 totaled $190,000.

Other income for the three months ended June 30, 2007 was $1,884,000 compared to $1,305,000 for the same quarter of 2006.  Other income for the quarter included a net $268,000 of income related to the balance sheet restructuring discussed above.  This is reflected in the following categories:  $(456,000) in net realized and unrealized gain (loss) on loans held for sale; $366,000 in net realized and unrealized gain (loss) on securities; and, $358,000 of gain on sale of a forward commitment that was recorded in other income.  Service charges on deposit accounts and point of sale income continue to increase as a result of increased numbers of checking accounts.  Our premium checking account program has nearly doubled our new account openings.

Other income for the six month period ended June 30, 2007 was $1,704,000 compared to $2,503,000 for the same period in 2006.  During the first quarter of 2007, the Bank announced a planned restructuring of its balance sheet and recorded a $1,327,000 loss on the mark to market of the loans identified as held for sale in the restructuring and a loss of $419,000 on the mark to market of the securities transferred to trading securities.  Including the second quarter portion of the restructuring discussed above, the total charge to other income for the restructuring was $1,478,000.  Excluding the items related to the restructuring, other income for the six months ended June 30, 2007 would have been $3,182,000 compared to $2,503,000 for the same period in 2006.

Other expenses were $6,195,000 for the three months ended June 30, 2007 compared to $5,709,000 for the same three months of 2006.  The largest increase was in salaries and employee benefits totaling $3,069,000 for the second quarter of 2007 compared to $2,834,000 during the same quarter of 2006, an increase of $235,000.  The primary reason for the increase was an increase in higher compensated commissioned sales staff.  We have been able to realign some staffing positions and have reduced full-time equivalent employees from 235 at the end of the second quarter of 2006 to 229 at June 30, 2007.  We incurred additional increases in other expenses during the second quarter of 2007 when compared to the same quarter in 2006 in the following categories.  Occupancy expenses were up $101,000 to $592,000 primarily as a result of increased real estate taxes on all our facilities.  Also, additional costs were incurred from adding our loan production office on the north side of Indianapolis during the second quarter of 2006 and our newest branch location on Emerson Avenue in Greenwood opened during the second quarter of this year.  Data processing expense increased $108,000 to $674,000 as a result of an increase in the number of new deposit accounts and increased activity in the use of our debit and ATM cards.  Advertising and business development increased $110,000 to $297,000 to support expanded marketing for our new checking products and our efforts to increase core deposit relationships through direct marketing.

Other expenses for the six month period ended June 30, 2007 were $12,132,000, an increase of $842,000 over the same period in 2006.  Most of the increase was in salaries and employee benefit costs and advertising and business development for essentially the same reasons mentioned for the quarter and described above.

The book value of Lincoln Bancorp common stock was $18.32 per share at June 30, 2007 compared to $18.63 at December 31, 2006.  Book value dropped slightly as a result of the losses taken for the restructuring of the balance sheet.

Lincoln Bancorp and Lincoln Bank are headquartered in Plainfield, Indiana with additional offices in Avon, Bargersville, Brownsburg, Crawfordsville, Frankfort, Franklin, Greenwood, Mooresville, Morgantown, Nashville and Trafalgar.

Statements contained in this press release that are not historical facts may constitute forward-looking statements (within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended) which involve significant risks and uncertainties. The companies intend such forward-looking statements to be covered in the Private Securities Litigation Reform Act of 1995, and are including this statement for purposes of invoking these safe harbor provisions. The companies' ability to predict results or the actual effect of future plans or strategies is inherently uncertain and involves a number of risks and uncertainties, some of which have been set forth in the companies' most recent annual reports on Form 10-K, which disclosures are incorporated by reference herein. The fact that there are various risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.

LINCOLN BANCORP
SELECTED CONSOLIDATED FINANCIAL DATA OF THE COMPANY
(Unaudited)
(Dollars in Thousands, Except Per Share Amounts)

	June 30	December 31
	2007	2006
Balance Sheet Data:
Total assets	$898,953	$883,543
Loans, net (including loans held for sale)	608,091	632,996
Cash and cash equivalents	29,367	18,409
Investment securities available for sale	177,249	151,237
Deposits	699,488	655,664
Securities sold under repurchase agreements	15,674	16,864
Borrowings	77,051	103,608
Stockholders' equity	98,068	99,300

Book value per common share	$18.32	$18.63
Shares outstanding	5,353,481	5,329,687
Equity to assets	10.91%	11.24%
Non-performing assets to total assets	0.33%	0.31%
Non-performing loans to total loans	0.44%	0.38%
Allowance for loan losses to total loans	1.02%	0.96%

	Three Months Ended June 30		Six Months Ended June 30
	2007	2006	2007	2006
Operating Data:
Interest and Dividend Income:
Loans receivable, including fees	$11,019	$10,367	$21,969	$20,103
Investment securities	2,246	2,135	4,221	4,059
Deposits with financial institutions	131	136	316	344
Dividend income	88	140	203	276
Total interest and dividend income	13,484	12,778	26,709	24,782
Interest Expense:
Deposits	6,827	5,680	13,513	10,714
Borrowings	1,320	1,371	2,499	2,748
Total interest expense	8,147	7,051	16,012	13,462
Net Interest Income	5,337	5,727	10,697	11,320
Provision for loan losses	100	267	307	502
Net Interest Income After Provision for Loan Losses	5,237	5,460	10,390	10,818
Other Income:
Service charges on deposit accounts	644	554	1,186	1,042
Net realized and unrealized gain (loss) on loans held for sale	(167)	67	(1,173)	122
Net realized and unrealized gain (loss) on securities	366	-	(53)	4
Point of sale income	234	183	428	350
Loan servicing fees	75	86	152	176
Increase in cash value of life insurance	211	165	423	327
Other income	521	250	741	482
Total other income	1,884	1,305	1,704	2,503
Other Expenses:
Salaries and employee benefits	3,069	2,834	6,165	5,646
Net occupancy expenses	592	491	1,137	1,026
Equipment expenses	419	384	845	756
Data processing expense	674	566	1,206	1,198
Professional fees	177	210	321	436
Advertising and business development	297	187	579	339
Core deposit intangible amortization	137	162	274	324
Other expenses	830	875	1,605	1,565
Total other expenses	6,195	5,709	12,132	11,290
Income Before Income Taxes	926	1,056	(38)	2,031
Income tax expense (benefit)	123	270	(416)	466
Net Income	$803	$786	$378	$1,565

Basic Earnings Per Share	$0.16	$0.16	$0.07	$0.31
Diluted Earnings Per Share	$0.15	$0.15	$0.07	$0.30

Other Data:
Interest rate spread	2.10%	2.37%	2.12%	2.39%
Net interest margin	2.57%	2.81%	2.58%	2.81%
Return on average assets	0.36%	0.36%	0.08%	0.36%
Return on average equity	3.24%	3.15%	0.76%	3.12%